Exhibit 99.1

World Fuel Services Corporation

NEWS RELEASE for January 29th, 2003 at 8:00 AM EDT
Contact:	Allen & Caron Inc Michael Mason (Investors) michaelm@allencaron.com (212) 691-8087 Len Hall (Media) len@allencaron.com (949) 474-4300	World Fuel Services Corporation Francis X Shea, CFO & EVP fshea@wfscorp.com (305) 884-2001

WORLD FUEL SERVICES THIRD QUARTER RESULTS WILL EXCEED EXPECTATIONS

MIAMI SPRINGS, FL (January 29, 2003) . . . World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that it expects that its net income (unaudited) for the quarter ended December 31, 2002 will be $4.7 million or $0.43 per diluted share, exceeding analyst expectations for the quarter by $0.01 per diluted share. “We are very pleased with this result which demonstrates the company’s ability to deliver consistent performance in a difficult operating environment” said Paul H. Stebbins, Chairman and Chief Executive Officer of World Fuel Services Corporation. “Given our decision to change to a calendar fiscal year, audited results for our truncated 9-month year will not be announced or discussed in the conference call until February 26th. Accordingly, we thought it was important to update our shareholders on the expected results of the most recent quarter as soon as they became available. The company continues to make progress in expanding our aviation franchise and we are beginning to see signs of improvement in the marine segment.”

About World Fuel Services Corporation
Headquartered in Miami Springs, FL, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 1,100 airports and seaports worldwide. With 30 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 884-2001 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

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